Exhibit 8.1


                       [Letterhead of Brown & Wood LLP]





                                              November 30, 2000




DaimlerChrysler Wholesale Receivables LLC
27777 Franklin Road
Southfield, Michigan 48034

Re:  DaimlerChrysler Wholesale Receivables LLC
     Registration Statement on Form S-3
     -----------------------------------


Ladies and Gentlemen:

         We have acted as special federal tax counsel in respect of the CARCO Auto Loan Master Trust (the "Trust") in connection with the filing by DaimlerChrysler Wholesale Receivables LLC, a Delaware limited liability company (the "Registrant"), of a Registration Statement on Form S-3 (such registration statement, together with the exhibits and any amendments thereto as of the date hereof, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") for the registration under the Act of asset backed certificates (the "Certificates") in an aggregate principal amount of up to $2,000,000,000. As described in the Registration Statement, the Certificates will be issued from time to time in one or more series with one or more classes, with each series being issued by the Trust, which was formed by the Registrant pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") among the Registrant, as assignee, Chrysler Financial Company L.L.C. (as a successor by merger), as servicer, and The Bank of New York, as successor trustee.

         We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Certificates. This advice is summarized under the headings "Summary--Tax Matters" and "Tax Matters--Federal Income Tax Consequences" in the Prospectus and "Summary of Series Terms--Tax Status" in the Prospectus Supplement, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under the caption "Tax Matters--Federal Income Tax Consequences" in the Prospectus and the caption "Summary of Series Terms--Tax Status" in the Prospectus Supplement. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as special federal tax counsel to DaimlerChrysler Wholesale Receivables LLC and the Trust) under the heading "Tax Matters--Federal Income Tax Consequences" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                                Very truly yours,
                                                /s/ Brown & Wood LLP
                                                Brown & Wood LLP